Dated: March ___, 2006

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. VC-1	$__________

SUB-URBAN INDUSTRIES, INC.

Secured Convertible Note

Due Date: as set forth herein

This Secured Convertible Note (the “Note”) is issued by SUB-URBAN INDUSTRIES, INC., a California corporation (the “Obligor”), to _____________ (the “Holder”), pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) of even date herewith.

FOR VALUE RECEIVED, the Obligor hereby promises to pay to the Holder or its successors and assigns the principal sum of __________________ Dollars ($________) together with accrued but unpaid interest on the earliest of: (i) the closing of a reverse merger with a publicly traded entity (the “Public Entity Merger”) and the consummation of a financing of not less than $6,000,000 in gross proceeds, or (ii) one year from the date hereof (the “Maturity Date”), in accordance with the following terms:

Interest. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to ten percent (10%). Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder will be paid quarterly in arrears to the Holder or its assignee (as defined in Section 5) in whose name this Note is registered on the records of the Obligor regarding registration and transfers of Notes (the “Note Register”).

Right of Redemption. The Obligor at its option shall have the right, with three (3) business days advance written notice (the “Redemption Notice”), to redeem a portion or all amounts outstanding under this Note prior to the Maturity Date. The Obligor shall deliver to the Holder the Redemption Amount on the third (3rd) business day after the Redemption Notice.

Notwithstanding the foregoing in the event that the Obligor has elected to redeem a portion of the outstanding principal amount and accrued interest under this Note the Holder shall be permitted to convert all or any portion of this Note during such three business day period.

Security Agreements. This Note is secured by a Security Agreement (the “Security Agreement”) of even date herewith between the Obligor and the Holder.

This Note is subject to the following additional provisions:

Section 1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 2. Events of Default.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) Any default in the payment of the principal of, interest on or other charges in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise);

(ii) The Obligor shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note (except as may be covered by Section 2(a)(i) hereof) or any Transaction Document (as defined in Section 5) which is not cured with in the time prescribed, including without limitation Obligor’s obligation to timely deliver shares of Common Stock upon conversion of this Note and exercise of the Warrant;

(iii) The Obligor or any subsidiary of the Obligor shall commence, or there shall be commenced against the Obligor or any subsidiary of the Obligor under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Obligor or any subsidiary of the Obligor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Obligor or any subsidiary of the Obligor or there is commenced against the Obligor or any subsidiary of the Obligor any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Obligor or any subsidiary of the Obligor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Obligor or any subsidiary of the Obligor suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Obligor or any subsidiary of the Obligor makes a general assignment for the benefit of creditors; or the Obligor or any subsidiary of the Obligor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Obligor or any subsidiary of the Obligor shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Obligor or any subsidiary of the Obligor shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Obligor or any subsidiary of the Obligor for the purpose of effecting any of the foregoing;

(iv) The Obligor or any subsidiary of the Obligor shall default in any of its obligations under any other Note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Obligor or any subsidiary of the Obligor in an amount exceeding $200,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(v) Other than in the case of the Public Entity Merger, the Obligor or any subsidiary of the Obligor shall be a party to any Change of Control Transaction (as defined in Section 5);

(vi) The Obligor shall fail for any reason to deliver Common Stock certificates to a Holder prior to the fifth (5th) Trading Day after a Conversion Date or the Obligor shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of this Note in accordance with the terms hereof; and

(vii) The Obligor shall fail to complete the Public Entity Merger within 180 days from the date hereof.

(b) During the time that any portion of this Note is outstanding, if any Event of Default has occurred and shall continue for a period of ten (10) days after a notice of such default has been delivered by the Holder to the Obligor (the “Notice Period”), the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash, provided however, the Holder may request (but shall have no obligation to request) payment of such amounts in Common Stock of the Obligor. In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price then in-effect. The Holder need not provide and the Obligor hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period (other than the Notice Period) enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon

Section 3. Conversion.

(a) Conversion at Option of Holder.

(i) This Note shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time, after the Original Issue Date (as defined in Section 5) (subject to the limitations on conversion set forth in Section 3(b) hereof). The number of shares of Common Stock issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding amount of this Note to be converted by (y) the Conversion Price (as defined in Section 3(b)(i)). The Obligor shall deliver Common Stock certificates to the Holder prior to the Fifth (5th) Trading Day after a Conversion Date.

(ii) Notwithstanding anything to the contrary contained herein, if on any Conversion Date: (1) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay principal and interest hereunder in shares of Common Stock; (2) the Common Stock is not listed or quoted for trading on the OTC or on a Subsequent Market; or (3) the Obligor has failed to timely satisfy its conversion, and the Obligor is unable to remedy any of the foregoing within 20 business days, then, at the option of the Holder, the Obligor, in lieu of delivering shares of Common Stock pursuant to Section 3(a)(i), shall deliver, within three (3) Trading Days of each applicable Conversion Date, an amount in cash equal to the product of the outstanding principal amount to be converted plus any interest due therein divided by the Conversion Price, chosen by the Holder, and multiplied by the average closing price of the stock from date of the conversion notice till the date that such cash payment is made.

Further, if the Obligor shall not have delivered any cash due in respect of conversion of this Note or as payment of interest thereon by the fifth (5th) Trading Day after the Conversion Date, the Holder may, by notice to the Obligor, require the Obligor to issue shares of Common Stock pursuant to Section 3(c), except that for such purpose the Conversion Price applicable thereto shall be the lesser of the Conversion Price on the Conversion Date and the Conversion Price on the date of such Holder demand. Any such shares will be subject to the provisions of this Section.

(iii) The Holder shall effect conversions by delivering to the Obligor a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”). The date on which a Conversion Notice is delivered is the “Conversion Date.” Unless the Holder is converting the entire principal amount outstanding under this Note, the Holder is not required to physically surrender this Note to the Obligor in order to effect conversions. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion. The Holder and the Obligor shall maintain records showing the principal amount converted and the date of such conversions. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

(b) Conversion Price and Adjustments to Conversion Price.

(i) The Holder shall be entitled to convert, at its sole option, at any time a portion or all amounts of principal and interest due and outstanding under this Note into shares of the Obligor’s Common Stock at a price equal to $0.25 (the “Conversion Price”). The Conversion Price may be adjusted pursuant to the other terms of this Note.

(ii) If the Obligor, at any time while this Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Obligor, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(iii) If the Obligor, at any time while this Note is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holder) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants (plus the number of additional shares of Common Stock offered for subscription or purchase), and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants, plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. However, upon the expiration of any such right, option or warrant to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such rights, options or warrants actually exercised.

(iv) Except in the case of an Exempt Issuance (as such term is defined in the Securities Purchase Agreement), if the Obligor or any subsidiary thereof, as applicable, at any time while this Note is outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of Common Stock (“Common Stock Equivalents”) entitling any Person to acquire shares of Common Stock, at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the sole option of the Holder, the Conversion Price shall be reduced to the price (calculated to the nearest one hundredth of a cent) determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance, and (ii) the number of shares of Common Stock which the aggregate consideration received (or to be received, assuming exercise or conversion in full of such rights, warrants and convertible securities) for the issuance of such additional shares of Common Stock would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made. The Obligor shall notify the Holder in writing, no later than three (3) business days following the issuance of any Common Stock or Common Stock Equivalent subject to this Section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. No adjustment under this Section shall be made as a result of issuances and exercises of options to purchase shares of Common Stock issued for compensatory purposes pursuant to any of the Obligor's stock option or stock purchase plans.

(v) If the Obligor, at any time while this Note is outstanding, shall distribute to all holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which this Note shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Closing Bid Price determined as of the record date mentioned above, and of which the numerator shall be such Closing Bid Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(vi) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities of the Company, cash or property, the Holder shall have the right thereafter to, at its option, (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Note into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holder of this Note shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Obligor into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Note could have been converted immediately prior to such reclassification or share exchange would have been entitled, or (B) require the Obligor to prepay the outstanding principal amount of this Note, plus all interest and other amounts due and payable thereon. The entire prepayment price shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

(vii) The Obligor shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Note; and within three (3) Business Days following the receipt by the Obligor of a Holder's notice that such minimum number of Underlying Shares is not so reserved, the Obligor shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement.

(viii) All calculations under this Section 3 shall be rounded up to the nearest $0.001 or whole share.

(ix) Whenever the Conversion Price is adjusted pursuant to Section 3 hereof, the Obligor shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(x) If (A) the Obligor shall declare a dividend (or any other distribution) on the Common Stock; (B) the Obligor shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Obligor shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Obligor shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Obligor is a party, any sale or transfer of all or substantially all of the assets of the Obligor, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Obligor shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Obligor; then, in each case, the Obligor shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at its last address as it shall appear upon the stock books of the Obligor, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Note during the 20-day calendar period commencing the date of such notice to the effective date of the event triggering such notice.

(xi) In case of any (1) merger or consolidation of the Obligor or any subsidiary of the Obligor with or into another Person, or (2) sale by the Obligor or any subsidiary of the Obligor of more than one-half of the assets of the Obligor in one or a series of related transactions, a Holder shall have the right to exercise any rights under Section 2(b), if Obligor fails, at the option of the Holder, (A) to permit the Holder to convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall not be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, to require the surviving entity to issue to the Holder a convertible Note with a principal amount equal to the aggregate principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Note shall have terms identical (including with respect to conversion) to the terms of this Note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Notes were issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible Notes shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(c) Other Provisions.

(i) The Obligor covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Obligor as to reservation of such shares set forth in this Note) be issuable (taking into account the adjustments and restrictions of Sections 2(b) and 3(c)) upon the conversion of the outstanding principal amount of this Note and payment of interest hereunder. The Obligor covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid.

(ii) The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Note so converted and the Obligor shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Obligor the amount of such tax or shall have established to the satisfaction of the Obligor that such tax has been paid.

(iii) Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Obligor 's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

Section 4. Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Sub-Urban Industries, Inc.
2222 E.Washington Blvd Unit B
Los Angeles, CA 90021
Attention: Joe Shortall, CEO
Telephone: 213-229-2885
Facsimile: 213-229-8885

With a copy to:	Deron Colby Esq.
Abrams Garfinkel Margolis Bergson, LLP
4100 Newport Place, Suite 830
Newport Beach, California 92660
Telephone: 949.250.8655
Facsimile: 949.250.8656

If to the Holder:

Attention:
Telephone:

With a copy to:	Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, NY 10018
Telephone: 212-930-9700
Facsimile: 212-930-9725
Attention: Louis A. Brilleman, Esq.

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 5. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Obligor, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Obligor (except that the acquisition of voting securities by the Holder shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Obligor which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Obligor or any subsidiary of the Obligor in one or a series of related transactions with or into another entity, or (d) the execution by the Obligor of an agreement to which the Obligor is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c).

“Closing Bid Price” means the price per share in the last reported trade of the Common Stock on the OTC or on the exchange which the Common Stock is then listed as quoted by Bloomberg, LP.

“Common Stock” means the common stock, par value $0.001, of the Obligor and stock of any other class into which such shares may hereafter be changed or reclassified.

“Conversion Date” shall mean the date upon which the Holder gives the Obligor notice of their intention to effectuate a conversion of this Note into shares of the Company’s Common Stock as outlined herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Original Issue Date” shall mean the date of the first issuance of this Note regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the shares of Common Stock are quoted on the OTC or quoted or traded on such Subsequent Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

“Transaction Documents” means the Securities Purchase Agreement or any other agreement delivered in connection with the Securities Purchase Agreement, including, without limitation, the Security Agreement, the Registration Rights Agreement and Warrants of even date herewith.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of this Note or as payment of interest in accordance with the terms hereof.

Section 6. Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Obligor, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Obligor. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein. As long as this Note is outstanding, the Obligor shall not and shall cause their subsidiaries not to, without the consent of the Holder (which shall not be unreasonably withheld), (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares to the extent permitted or required under the Transaction Documents; or (iii) enter into any agreement with respect to any of the foregoing.

Section 7. This Note shall not entitle the Holder to any of the rights of a stockholder of the Obligor, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Obligor, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 8. If this Note is mutilated, lost, stolen or destroyed, the Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Obligor.

Section 9. No indebtedness of the Obligor is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Without the Holder’s consent, the Obligor will not and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior in any respect to the obligations of the Obligor under this Note.

Section 10. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Courts of the State of New York sitting in New York County, New York and the U.S. District Court for the Southern District of New York in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

Section 11. If the Obligor fails to comply with the terms of this Note, then the Obligor shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

Section 12. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 13. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Obligor from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Obligor (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 14. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 15. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the Obligor has caused this Secured Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

SUB-URBAN INDUSTRIES, INC.

By:
Name: Joe Shortall
Title: CEO

EXHIBIT “A”

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $_________________________ of the principal amount of the above Note into Shares of Common Stock of Sub-Urban Industries, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$

Amount of Note unconverted:	$

Conversion Price per share:	$

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Broker DTC Participant Code:

Account Number: